AGREEMENT

This Agreement ("Agreement") is made and entered into as of January __, 2008, by and between Qing Ke Long Chain Supermarkets Co., Ltd., a company incorporated under the laws of the People's Republic of China ("PRC") located in Daqing, Heilongjiang, PRC ("Qing Ke Long", or the "Company") and Kuhn's Brothers, Inc., a Connecticut corporation, located at 558 Lime Rock Road, Lime Rock, Connecticut 06039 ("KBI")(the Company and KBI, together, the "Parties").

RECITALS

WHEREAS, the Parties entered into an Engagement Agreement for the provision of investment banking, and other services dated as of March 9, 2007 (the "Engagement Agreement") in contemplation of a reverse merger ("Reverse Merger") of the Company or a company affiliated with the Company with a publicly traded shell company (a "Shell") and simultaneous $15.5 million financing (the "Financing"); and

WHEREAS, without admitting any liability, the Parties wish to enter into this Agreement to settle any and all obligations to each other;

NOW, THEREFORE, IT IS AGREED, by and between the undersigned Parties, that the following terms shall constitute the Agreement between them:

KBI's UNDERTAKINGS AND REPRESENTATIONS

A. In consideration of the payments set forth below, KBI agrees to undertake the following obligations and makes the following representations:

1. Termination of Engagement Agreement. KBI hereby agrees that the Engagement Agreement, and any and all extensions, modifications, amendments or supplements thereto, whether oral or in writing, are hereby terminated and of no further force or effect. KBI hereby represents and agrees that the Engagement Agreement was the only agreement entered into with the Company or any Company subsidiary or affiliate.

2. No Future Investment. Other than the compensation to be received under this Agreement, including, but not limited to the exercise of the Warrants, as defined below, KBI agrees that it shall not, for the next forty (40) years, purchase, directly or indirectly, or otherwise acquire for its own account, or the account of any affiliate any security of the Company or any Shell which acquires control over the Company (a "Company Security").

3. Covenants Not to Sue.

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a. Covenant Not to Sue the Company. In consideration of the payments below, KBI covenants and agrees, for itself, and for its parent companies, subsidiaries, registered representatives, affiliates, legal representatives, agents, successors, assigns and agents that are not affiliates of KBI (collectively "KBI Covenantors"), to refrain from making, directly or indirectly, any claim or demand, or to commence, facilitate commencement or cause to be prosecuted any action in law or equity against the Company, any Shell which acquired control over the Company, directly or indirectly (the "PubCo"), or its successors, assigns and agents or affiliates (collectively the "Company Covenantees"), on account of any damages, real or imagined, known or unknown, which the KBI Covenantors ever had, have or which may hereafter arise. The term of this Covenant Not to Sue shall be forty (40) years.

KUHNS BROTHERS, INC.

By: Mary E. Fellows

~~John D. Kuhns~~ Mary E. Fellows
~~President~~ EVP

b. Covenant a Defense to Any Action. This Covenant Not to Sue shall be a complete defense to any action or proceeding that may be brought or instituted by the KBI Covenantors, and shall forever be a complete bar to the commencement or prosecution of any action or proceeding whatsoever against the Company Covenantees.

c. Exceptions to Covenants Not to Sue.

(1) Any claim arising from the failure of the Company to perform any of the terms or obligations under this Agreement, is excepted from and not subject to the Covenants Not to Sue contained in Section A.3 of this Agreement.

(2) The KBI Covenantors agree and covenant not to participate in, assist, encourage, or become involved in, directly or indirectly, any claims, causes of action or cases in the future against the Company Covenantees, except to the extent required by judicial or administrative process in an action or proceeding instituted by another unaffiliated party, for forty (40) years from the date of this Agreement.

4. Non-Participation in Proxy or Takeover Activity. The KBI Covenantors, agree and covenant not to participate in, assist, encourage, or become involved in, directly or indirectly, any proxy solicitation or takeover activity, of any kind, of or concerning the Company Covenantees, including but not limited to, tender offers and shareholder communications, for forty (40) years from the date of this Agreement.

5. Proxy Materials. The KBI Covenantors agree that:

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a. they shall not, with respect to the Company Covenantees, submit, or otherwise create or circulate preliminary or definitive proxy materials for forty (40) years from the date of this Agreement.

6. Non-disclosure of Confidential Information.

a. Non-Disclosure. KBI acknowledges that through the Engagement Agreement, it has obtained or developed certain confidential information including confidential documents ("Confidential Information") regarding the Company Covenantees, their officers, directors, affiliates and employees. The KBI Covenantors shall not disclose any Confidential Information to any person or entity, subject to applicable law, other than in connection with communications with the Introduced Investors (as defined below) prior to the Closing (as defined below). Confidential Information shall not include documents or information which have been disclosed publicly by persons or entities other than the KBI Covenantors.

b. Company Information. Within five (5) business days of the Closing, KBI shall forward to the Company all documents or computer files which contain or set forth any information regarding the Company Covenantees which has not been publicly disclosed.

c. No Statements. The KBI Covenantors shall not make or disseminate, orally, in writing, over the Internet or otherwise, any statements to any person or entity, including any federal, state or regulatory governmental agency or representatives of the media or press, concerning or relating to the Company Covenantees or the terms of this Agreement except (i) as required by applicable law and (ii) to the extent provided in this Agreement. The KBI Covenantors shall not take any action intended, or which may reasonably be expected, directly or indirectly, to impair the goodwill, business reputation or good name of the Company Covenantees.

7. Filings with the SEC. The KBI Covenantors shall not make, or cause to be made, directly or indirectly, any filing with the SEC relating to the Company Covenantees with the exception of (1) a Form 13D amendment in a form acceptable to the Company and (2) any other documentation required to be filed with the SEC or any other federal or state regulatory agency; provided that a copy of such documentation and an opinion of counsel that a filing is necessary is transmitted to the Company at the time of filing.

8. Cooperation.

a. Fulfillment of Obligations. KBI agrees to cooperate to the extent necessary to implement all terms and conditions of this Agreement and to exercise its best efforts to accomplish all terms and conditions of this Agreement.

COMPANY UNDERTAKINGS AND REPRESENTATIONS

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B. In consideration of the settlement hereunder, the Company agrees to undertake the following obligations and makes the following representations in connection with this Agreement:

1. Covenant Not to Sue KBI. In consideration of the settlement hereunder, the Company agrees, for itself, and for PubCo, its legal representatives, successors, assigns and agents, ("Company Covenantors"):

a. to refrain from making, directly or indirectly, any claim or demand, or to commence, facilitate commencement or cause to be prosecuted any action in law or equity against the KBI Covenantors, on account of any damages, real or imagined, known or unknown, which the Company Covenantors ever had, have or which may hereafter arise with regard to the Engagement Agreement. The term of this Covenant Not to Sue shall be forty (40) years.

QING KE LONG CHAIN SUPERMARKETS CO., LTD.

By: ______________________

b. Covenant a Defense to Any Action. This Covenant Not to Sue shall be a complete defense to any action or proceeding that may be brought or instituted by any Company Covenantors against any KBI Covenantor, and shall forever be a complete bar to the commencement or prosecution of any action or proceeding whatsoever relating to the Engagement Agreement against any KBI Covenantor.

c. Exceptions to Covenant Not to Sue.

(1) Any claim arising from the failure of the KBI Covenantors to perform any of the terms or obligations under this Agreement, is excepted from and not subject to the Covenant Not to Sue contained in Section B.1. of this Agreement.

2. No Statements. The Company shall not make or disseminate, orally, in writing, over the Internet or otherwise, any statements whatsoever to any person or entity, including any federal, state, or regulatory governmental agency or representatives of the media or press, concerning or relating to any KBI Covenantor and the terms of this Agreement, except in connection with the Closing. The Company shall not take any action intended or which may reasonably be expected, directly or indirectly, to impair the goodwill, business reputation or good name of any KBI Covenantor.

3. Payment in Connection with Financing. The Company hereby agrees that it will pay to KBI, or cause PubCo to pay to KBI, the following compensation:

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a. Cash fee. 8.5% of the gross proceeds (the "Cash Fee") invested in the Financing by investors introduced to the Company by KBI ("Introduced Investors"). The Company and KBI hereby agree that each and every Introduced Investor is listed in the schedule annexed hereto as Exhibit A. The Company hereby agrees that the Cash Fee shall be paid to KBI within three (3) business days of each closing of the Financing which occurs on or before May 31, 2008 (a "Closing").

b. Warrants. warrants (the "Warrants") to purchase a number of shares of common stock of PubCo equal to 8.5% of the dollar amount of the shares purchased by the Introduced Investors divided by the per share purchase price of the common stock or preferred stock in the Financing (the "Purchase Price"). The Warrants shall have the same terms as warrants received by the Introduced Investors. For example, if the Introduced Investors purchase, for $1,000,000, 500,000 shares of preferred stock along with 312,500 warrants with a strike price of $4.00 and 312,500 warrants with a strike price of $5.00, KBI shall receive 10,625 warrants with a strike price of $4.00 and 8,500 warrants with a strike price of $5.00 (10,625 * $4.00 + 8,500 * $5.00 = $85,000, 8.5% of the $1,000,000 invested).

c. Shell. a cash fee of $120,000 in the event that the Shell used in the Reverse Merger is GCCN.OB or ACTN.OB which shall be sent to KBI within three (3) business days of the initial Closing.

f. Cooperation.

a. Fulfillment of Obligations. The Company agrees to cooperate to the extent necessary to implement the terms and conditions of this Agreement and to exercise its best efforts to accomplish all terms and conditions of this Agreement.

RELEASES

C. KBI's Release of Claims. The KBI Covenantors, forever mutually release and discharge the Company Covenantees, from any and all causes of action, actions, judgments, liens, damages, losses, claims, liabilities, and demands whatsoever, whether known or unknown, which each other had, now has, or hereafter can, shall, or may have, however arising, including by reason of any duty, breach, act, omission, condition or occurrence through and including the date hereof arising from the Engagement Agreement

D. Company's Release of Claims. The Company Covenantees forever mutually release the KBI Covenantors from any and all causes of action, actions, judgments, liens, damages, losses, claims, liabilities, and demands whatsoever, whether known or unknown, which each other had, now has, or hereafter can, shall, or may have, however arising, including by reason of any duty, breach, act, omission, condition or occurrence through and including the date hereof arising from the Engagement Agreement.

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E. Performance of Agreement Excluded. Notwithstanding the foregoing releases, the Parties shall not be released from any claims or causes of action arising from the performance or non-performance of this Agreement.

COSTS AND FEES

F. Both KBI and the Company shall bear their own costs and fees, including attorneys' fees, in connection with this Agreement.

GENERAL

G. Further Action. Each of the Parties agree to prepare and execute any and all additional documents and take such further action as may reasonably be required to consummate this Agreement and to fulfill the Parties' obligations hereunder. The Parties shall bear their own costs and attorneys' fees incurred in connection with preparation and execution of all additional documents and incurred in connection with any such additional action.

H. Receipt of Legal Advice. Each Party has received independent legal advice from their attorneys with respect to the negotiation of this Agreement and the advisability of executing this Agreement and the related documents.

I. Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the Parties hereto, their respective insurers, attorneys, divisions, subsidiaries, assigns, successors-in-interest, agents, representatives, officers, directors, employees, clients and shareholders.

J. Entire Agreement and Merger. This Agreement constitutes the entire understanding and agreement of the Parties clients with respect to the matters referred to herein and supersedes and replaces entirely the Engagement Agreement which is hereby declared null and void. Any representation, promise or condition, whether written or oral, between the Parties with respect to the matters referred to herein which is not expressly so incorporated shall not be binding on the Parties. The Parties acknowledge they have not relied, in entering into this Agreement, on any representations, promises or conditions not expressly set forth in this Agreement. No prior oral or written understanding, covenant, or agreement between the Parties clients with respect to the matters in this Agreement shall survive the execution of this Agreement.

K. Amendment. No supplement, modification, or amendment to this Agreement shall be binding unless executed in writing by all Parties.

L. Non-Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision. No waiver shall be binding unless it is executed in writing by the Parties.

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M. Construction. This Agreement shall be construed according to its fair meaning and be deemed prepared by all Parties. This Agreement shall not be construed as a severable or divisible contract. Each promise is consideration for every other promise. The performance of each covenant and condition shall be deemed interdependent.

N. Counterparts. Agreement may be executed in counterparts. When each Party has signed, dated and delivered at least one such counterpart, each counterpart shall be deemed an original. All counterparts, taken together shall constitute one and the same Agreement, binding and effective as to all Parties.

O. No Admission. The execution of this Agreement and delivery of the consideration specified effect a settlement of denied and contested claims. Nothing in this Agreement or the delivery of such consideration shall be construed as an admission by any Party of any fact or liability to any other Party or to any other person. Each Party denies any and all liability.

P. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York and each Party hereby agrees to the exclusive jurisdiction of the courts in the State of New York.

Q. Titles and Headings. Titles and headings to sections of this Agreement are for the purpose of reference only and shall in no way limit, define or otherwise affect the interpretation or construction of such provisions.

R. Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to its attorneys, Guzov Ofsink, LLC. at 600 Madison Avenue, 14th Floor, New York, New York 10022, Attn: Darren L. Ofsink, Esq., and any notice to be given to KBI shall be addressed to Kuhns Brothers, Inc., 558 Lime Rock Road, Lime Rock, Connecticut 06039. Any notice required or permitted under this Agreement shall be in writing and shall be deemed effective upon receipt in the event of delivery by hand, including delivery made by private delivery or overnight mail service where either the recipient or delivery agent executes a written receipt or confirmation of delivery.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

KUHNS BROTHERS, INC.

By:____________________

QING KE LONG CHAIN SUPERMARKETS CO., LTD.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

KUHNS BROTHERS, INC.

By: ______________________

EVP

QING KE LONG CHAIN SUPERMARKETS CO., LTD.

By: ______________________

Exhibit A

Introduced Investors

Qing Ke Long Investors Contact List

ABH Capital Management LLC
Houston, TX 77040

Ancora Advisors
Beachwood, OH 44122

Ardsley Partners
Stamford, CT 06902

Asia Alpha/ Golden Bridge Asset Management
Alpine, New Jersey 07620

Blue Ridge Capital
New York, NY 10065

Brio Capital Management
New York, NY 10016

Centrecourt Asset Management LLC
New York, NY 10017

DB Zwirn & Co.
New York, NY 10151

DKR Capital Partners LP-Oasis
Stamford, CT 06902

Excalibur LP
Toronto, CANADA

First Wilshire Securities
Pasadena, CA 91106

Fletcher Asset Management
New York, NY 10005

Greenlight Cantara
Geneva, Switzerland

Sage Capital
New York, NY 10065

Sansar Capital
New York NY 10022

Southridge Capital
Ridgefield, CT 06877

Straus Partners LP
New York, NY 10022

Straus Partners LP—Hong kong
Hong Kong

T Square Partners
New York, NY 10019

Vision Capital
New York, NY 10019

Warburg Pincus LLC
New York, NY 10017

Whitebox Advisors
Minneapolis, MN 55416

Guerilla Partners LP- Hua-Mei 21st Century Partners
New York, NY 10017

Heller Capital Partners
Englewood, NJ 07632

Highbridge Capital Management
New York, NY

Hudson Bay Capital Management
New York, NY 10271

Hull Capital
New York, NY 10017

Indus Capital Advisors Ltd
New York, NY 10019

Jayhawk Capital Management LLC
Prarie Village, KS 66208

JLF Asset Management
Del Mar, CA 92014

Martin Currie Investment Management
Shanghai, China 200120

Pinnacle Fund
Plano, TX 75093

Precept Capital Management
Dallas, TX 75201

Proteus Capital
New York, NY 10168

QVT Financial LP/QVT Fund LP
New York, NY 10036

Ramius Capital Group/ RCG Asia Ltd
New York, NY 10017

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